**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

February 27, 2008

     HOMETOWN BANCORP, INC. ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS


         Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $217,000 for the three months ended December 31, 2007 as compared to $445,000 for the same period in 2006. The quarterly results for 2006 were higher primarily due to a $436,000 non-recurring gain on the sale of foreclosed assets, which net of taxes contributed approximately $262,000 to the net income for the quarter ended December 31, 2006. For the year ended December 31, 2007, the Company reported net income of $850,000 compared to $863,000 for 2006. Annual earnings in 2006 were also higher than 2007 due to non-recurring items of non-interest income in 2006, primarily a $383,000 gain on the sale of foreclosed assets, which net of taxes contributed approximately $230,000 to net income for the year ended December 31, 2006.

         Net interest income increased 15.3% to $1.5 million from $1.3 million, for the three months ended December 31, 2007 and increased 11.8% to $5.8 million from $5.2 million for the year ended December 31, 2007 in comparison to the same periods in 2006. The increase in net interest income resulted primarily from a $9.9 million increase in the average balance of net interest-earning assets, partially offset by a 5 basis point decrease in our net interest rate spread in the comparable three month periods ended December 31, 2007 and 2006. The increase in net interest income for the year ended December 31, 2007, resulted primarily from a $7.1 million increase in the average balance of net interest-earning assets, partially offset by a 38 basis point decrease in our net interest rate spread in the comparable year periods. The net interest margin increased 19 and decreased 17 basis points for the comparable three month and annual periods ended December 31, 2007 and 2006.

         The provision for loan losses decreased $14,000 for the three months ended December 31, 2007 as compared to the three months ended December 31, 2006. The decrease in the fourth quarter provision reflects managements' assessment of the change in the composition of the loan portfolio resulting from an increase in the amount of lower risk residential mortgages in the portfolio as compared to non-residential portfolio loans. The annual provision for loan losses increased $83,000 for 2007 as compared to 2006 primarily due to the increase in the overall loan portfolio from 2006 to 2007. Nonperforming loans as a percentage of total loans decreased from 0.45% at December 31, 2006, to 0.10% as of December 31, 2007, primarily because of a decrease in nonperforming loans of $315,000 to $124,000 as of December 31, 2007.


         Non-interest income was $443,000 for the quarter ended December 31, 2007 compared to $745,000 for the quarter ended December 31, 2006. Excluding the effect of non-recurring gain on foreclosed assets of $436,000 in the fourth quarter of 2006, the non-interest income increased by $134,000. Contributing to the increase in recurring non-interest income for the quarter ended December 31, 2007, were increases in banking fees and service charges as a result of the branch expansion in 2006 and 2007 and new deposit services of $54,000. Mortgage banking income, net, increase by $11,000 as a result of gains on mortgage loans sold. The fourth quarter of 2006 included a loss of $77,000 on the sale of securities.

         Non-interest income was $1.7 million for the year ended December 31, 2007 compared to $1.6 million for the year ended December 31, 2006. Excluding the effect of non-recurring gain on foreclosed assets of $383,000 in 2006, the non-interest income increased by $505,000. Contributing to the increase in non-interest income for the year ended December 31, 2007, were increases in banking fees and service charges as a result of the branch expansion in 2006 and 2007 and new deposit services of $326,000. Mortgage banking income, net, increased by $94,000 as a result of the increase in the volume of mortgages sold and the gains derived from sales. The period of 2006 included a loss of $77,000 on the sale of securities.

         Non-interest expense was $1.6 million for the quarter ended December 31, 2007 compared to $1.3 million for the quarter ended December 31, 2006. Non-interest expense was $5.9 million for the year ended December 31, 2007 compared to $5.3 million for 2006. The primary reasons for the increases in non-interest expense during the respective periods were the expenses associated with the expansion of the branch offices including compensation expenses for increased staffing. Non-interest expense includes expenses of $107,000 for the fourth quarter of 2007 and $148,000 for the year ended December 31, 2007, for the Bank's newest branch opened in September 2007 in the Town of Newburgh. For the year ended December 31, 2007, the Bank incurred compensation expenses for the newly started Employee Stock Ownership Plan ("ESOP") of $42,000 related to the shares committed for release under the plan, and additionally for the year ended December 31, 2007, the Bank recorded an expense of $48,000 for its Director Retirement Plan, which was adopted in March 2007, for the estimated net periodic pension expense.

         Total assets grew $15.3 million, or 13.0%, to $132.7 million at December 31, 2007 from $117.4 million at December 31, 2006, due primarily to loan growth which was offset in part by a reduction in securities. Loans net, increased $23.7 million, or 24.2%, from December 31, 2006 to $121.5 million at December 31, 2007. The primary loan growth during 2007 was increased volume of $9.3 million in residential mortgages, $5.3 million in commercial business loans, $5.3 million in non-residential mortgage loans and $2.7 million in land loans. Cash and cash equivalents increased by $748,000, while securities decreased by $9.3 million. The decrease in securities was primarily due to a

$9.0 million security being called in September 2007. Approximately $7.0 million of these funds were used to pay off borrowings and the balance went to interest-earning deposits.

         Total deposits were $112.1 million at December 31, 2007 compared to $104.5 million at December 31, 2006, an increase of $7.5 million or 7.2%. The increase was predominately in certificates of deposit of $13.4 million, offset by decreases in money market accounts of $4.8 million, mostly due to certificates of deposit promotions to fund loan growth and customer's preference for higher deposit rates.

         Total stockholders' equity increased $10.0 million from $8.5 million at December 31, 2006 to $18.5 million at December 31, 2007. The increase in equity is related to the Company completing its stock offering on June 28, 2007, during which the Company sold 1,071,225 shares of common stock to subscribers at a price of $10.00 per share. The Company also issued 1,309,275 shares of its common stock to Hometown Bancorp MHC. The net offering proceeds after offering and ESOP expenses were $9.1 million, of which $6.0 million was provided to the Bank. Equity also increased by earnings of $850,000 for the year ended December 31, 2007.

         Hometown Bancorp, Inc. is the holding company for Walden Federal Savings & Loan Association. Established in 1919, Walden Federal is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, Walden Federal offers a full-range of financial services to individuals and businesses within its market area.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.



                                                               For the Year Ended
--------------------------------------------------- ----------------------------------------
                                                     December 31,             December 31,
(Dollars in thousands)                                   2007                     2006
--------------------------------------------------- ----------------------------------------
Financial Condition Data:
Total assets                                              $132,690                  $117,413
Investment securities                                        2,777                    12,041
Loans receivable, net                                      121,510                    97,833
Deposits                                                   112,061                   104,518
Borrowings                                                       -                     2,525
Total stockholders' equity                                  18,480                     8,520

Capital Ratios:
Average equity to average assets                             10.67  %                   7.24  %
Equity to total assets at the end of the period              13.93                      7.26

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         0.64  %                   0.64  %
Allowance for loan losses as a percent of
nonperforming loans                                         634.68                    141.91
Net charge-offs to average outstanding loans
during the period                                             0.02                      0.01
Nonperforming loans as a percent of total loans               0.10                      0.45



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


----------------------------------------------------------------------------------------------------------------------------
                                                         Three Months Ended
                                                              December 31,                       Year Ended December 31,
(Dollars in thousands, except earnings per share)      2007                 2006                2007                2006
                                                       ----                 ----                ----                ----
----------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,316              $ 2,048             $ 8,915             $ 7,494

Interest expense                                           768                  705               3,109               2,303
                                                    ------------------------------------------------------------------------
Net interest income                                      1,548                1,343               5,806               5,191

Provision for loan losses                                   25                   39                 185                 102
                                                    ------------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,523                1,304               5,621               5,089

Non-interest income                                        443                  745               1,729               1,607

Non-interest expenses                                    1,560                1,331               5,920               5,316
                                                    ------------------------------------------------------------------------
Income before taxes                                        406                  718               1,430               1,380

Income tax expense                                         189                  273                 580                 517
                                                    ------------------------------------------------------------------------
Net income                                              $  217               $  445              $  850              $  863
----------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.09               $ 0.34              $ 0.47              $ 0.66
Weighted average shares outstanding                      2,291                1,309               1,812               1,309

Performance Ratios (1):
Return on average assets                                  0.67  %              1.50  %             0.67  %             0.78   %
Return on average equity                                  4.71                21.64                6.24               10.77
Interest rate spread (2)                                  4.10                 4.15                4.02                4.40
Net interest margin (3)                                   4.94                 4.75                4.75                4.92
Non-interest income to average assets                     1.36                 2.52                1.35                1.45
Non-interest expense to average assets                    4.79                 4.50                4.64                4.80
Efficiency ratio (4)                                     78.35                63.75               78.57               78.20
Average interest-earning assets to average
   interest-bearing liabilities                         134.20               124.10              128.79              123.70

----------------------------------------------------------------------------------------------------------------------------
     (1) Quarterly performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost
         of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.

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